RIVERSOURCE LIFE INSURANCE COMPANY
70100 Ameriprise Financial Center
Minneapolis, MN 55474

1-800-862-7919

                   GROUP DEFERRED 403(b) ANNUITY CERTIFICATE

This Certificate describes Your interest in the group deferred annuity contract ("the contract") issued by Us, RiverSource Life Insurance Company, a stock company, Minneapolis, Minnesota. Your rights and obligations are governed by the contract, not by this Certificate. PLEASE READ YOUR CERTIFICATE CAREFULLY.

RiverSource Life Insurance Company agrees to provide benefits to You and Your beneficiaries according to the terms and conditions provided in the contract and described in this Certificate. We issue this Certificate in consideration of payment of the initial purchase payment.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE THE ACCOUNTS: FIXED AND VARIABLE SECTION FOR VARIABLE ACCOUNT PROVISIONS.

OPTIONAL CERTIFICATE RIDER CHARGES MAY REDUCE YOUR DEATH BENEFIT AMOUNT TO LESS THAN THE CERTIFICATE ACCOUNT VALUE. SEE THE PAYMENTS TO BENEFICIARIES PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THE CERTIFICATE FOR TEN DAYS. If for any reason You are not satisfied with this Certificate, You may cancel enrollment in the contract by returning the Certificate to Us or Our agent within ten Days after You receive it.

- Upon such cancellation We will refund an amount equal to the sum of: (1) any purchase payments allocated to the Certificate Account, plus or minus any change in value, at the end of the Valuation Period during which We receive the Certificate; and (2) any premium tax charges paid.

- If this Certificate is intended to replace an existing contract or certificate, Your right to examine the Certificate is extended to 30 Days.

Your enrollment under the contract will then be considered void from the start.

Signed for and issued by RiverSource Life Insurance Company of Minneapolis, Minnesota, as of the Certificate Date.

THOMAS MOORE                            JOHN WOENER
Secretary                               President

-     You are a Participant in an Employer Plan

-     Group Deferred Annuity

-     Individual Participant Allocation

-     Variable Accumulation Values

-     Optional Fixed Dollar or Variable Annuity Payments

-     Nonparticipating -- Dividends Are Not Payable

411334                               Page 1                             (1/2012)

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                         GUIDE TO CERTIFICATE PROVISIONS

CERTIFICATE DATA......................................................................................................        Page 3
Important contract specifications, fund allocations, fees and charges
DEFINITIONS...........................................................................................................     Pages 4-5
Important words and meanings
GENERAL PROVISIONS....................................................................................................     Pages 6-7
Entire Contract
Annuity Tax Qualification
Contract Modification
Plan Limitations
Incontestable
Benefits Based on Incorrect Data
State Laws
Reports to Participants
Evidence of Survival
Protection of Proceeds
Payments by Us
Voting Rights
Nonforfeitable
Contract Not Intended for Use with ERISA Plans
Optional Retirement Plan Provisions
Military Personnel Rights
IRS Levy
OWNERSHIP AND BENEFICIARIES...........................................................................................        Page 8
Participant Rights
Change of Ownership
Beneficiary
Change of Beneficiary
Pre-election of an Annuity Payment Plan
PAYMENTS TO BENEFICIARIES............................................................................................     Pages 9-10
Spouse's Option to Maintain Certificate Account
Death Benefit Before the Annuitization Start Date/Amount Payable Before the Annuitization Start Date
Death Benefit After the Annuitization Start Date
PURCHASE PAYMENTS...................................................................................................     Pages 11-13
Purchase Payments
Additional Purchase Payments
Payment Limits
Allocation of Purchase Payments
Contributions/Excess Deferrals and Excess Contributions/Vesting/Rollover Contributions into Certificate
   Accounts/Plan to Plan Transfers to Certificate Accounts/Contract Exchanges to Certificate Accounts/Mistaken
  Contributions/ Nondiscrimination Requirements
Discontinuance of Purchase Payments under the Contract
Privacy Policy
ACCOUNTS: FIXED AND VARIABLE........................................................................................     Pages 14-15
The Fixed Account/Interest to be Credited
TheVariable   Account/Investments   of   the   Variable   Account/Valuation   of
   Assets/Variable Account Accumulation Units/Variable Account Accumulation Unit
   Value/Net  Investment  Factor/  Mortality  and Expense  Risk  Charge/Variable
   Account Administrative Charge/Annuity Unit Value
CERTIFICATE ACCOUNT VALUE...........................................................................................     Pages 16-17
Certificate Account Value
Certificate Account Value in the Variable Account
Certificate Account Value in the Special DCA Fixed Account
Certificate Account Value in the Loan Account
Certificate Administrative Charge
Premium Tax Charges
Transfers of Certificate Account Values
Dollar Cost Averaging
Special DCA Fixed Account
SURRENDER PROVISIONS...............................................................................................      Pages 18-20
Surrender
Distributions from Certificate Accounts
Rules for Surrender of Certificate Accounts
Surrender Value
Suspension or Delay in Payment of Surrender Amount
Surrender Restrictions Before Age 59 1/2/Financial Hardship Distributions/ Additional Restrictions on
   Distributions of Designated 403(b) Roth Accounts/Direct Rollover Distributions
Required Minimum Distributions/Multiple 403(b) Annuity Contracts and 403(b)(7) Custodial Accounts/Annuity
   Payment Plan Options
Qualified Domestic Relations Orders
Permissive Service Credit Transfers
Distributions Due to Termination of the Plan
CERTIFICATE ACCOUNT LOANS...........................................................................................     Pages 21-22
Loan Account
Loan Balance
Loan Payments/Military Service/Leave of Absence
Loan Defaults
ANNUITY PROVISIONS..................................................................................................     Pages 23-24
Annuity Payment
Change of Annuitization Start Date
Annuity Payment Plans
Plan Selection
Allocation of Certificate Account Values to Provide Fixed and Variable Payments
Fixed Annuity Payments
Variable Annuity Payments/Determination of the First Variable Annuity Payment/Variable Annuity Payments
   After the First Payment
Exchange of Annuity Units
TABLES OF ANNUITY PAYOUT RATES......................................................................................     Pages 25-26
Tables showing amount of first Variable Annuity payment and the guaranteed Fixed Annuity payments for the various payment plans

411334                               Page 2                             (1/2012)

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                                   DEFINITIONS

The following words are used often in this Certificate. When We use these words, this is what We mean:

ACCUMULATION UNIT

An Accumulation Unit is an accounting unit of measure. It is used to calculate Your Certificate Account Value in the Variable Account prior to the application of amounts to an annuity payment plan.

ANNUITANT, JOINT ANNUITANT

The Annuitant is the person on whose life periodic annuity payments depend. A Joint Annuitant can be named by You when selecting a payment plan to apply on the Annuitization Start Date.

ANNUITIZATION START DATE

The Annuitization Start Date is the date on which annuity payments begin as described in the Annuity Payment provision. This date is either as shown under Certificate Data or the date as changed as described in this Certificate. You will be notified prior to the Annuitization Start Date.

ANNUITY UNIT

An Annuity Unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the Annuitization Start Date.

ATTAINED AGE

Attained Age is the number of whole years since birth, which is the same as the age as of a person's latest birthday, unless born on February 29.

CERTIFICATE

The document which describes Your coverage under the contract. The Certificate is a summary of Your rights and obligations under the contract.

CERTIFICATE ACCOUNT

We establish an account for each Participant under the contract to maintain a record of purchase payments, transactions and values.

CERTIFICATE ACCOUNT VALUE

The value of Your Certificate Account is the sum of the Certificate Account Value in the Special DCA Fixed Account, the Loan Account and the Variable Account.

CERTIFICATE ANNIVERSARY

The Certificate Anniversary is the same Day and month as the Certificate Date each year that Your Certificate Account remains in force under the contract.

CERTIFICATE DATA

The Certificate Data pages contain information specific to You and Your Certificate.

CERTIFICATE DATE

The Certificate Date is the date from which Certificate Anniversaries and certificate years are determined. Your Certificate Date is shown under Certificate Data.

CODE

The Code is the Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTRACT HOLDER

"Contract Holder" refers to Your employer who owns the contract and has established and sponsors the Plan. The Contract Holder, as Your employer, accommodates Elective Deferral Contributions and Nonelective Contributions made by or on behalf of You.

DAY

Unless specified otherwise, a Day is a calendar day.

DESIGNATED BENEFICIARY

Designated Beneficiary is a beneficiary who meets the requirements of the term as defined under Section 401(a)(9) of the Code and any supporting regulations. For example, a non-natural person generally cannot be a designated beneficiary under these requirements.

ELECTIVE DEFERRAL CONTRIBUTIONS

This refers to the aggregate of amounts You or the Contract Holder, acting on Your behalf, contribute to an elective deferral plan under any salary reduction agreement that conforms to Section 402(g) of the Code ("Pre-tax Contributions") and, if permitted under the Plan and accepted by Us, after-tax contributions that satisfy the requirements of Section 402A of the Code ("403(b) Roth Contributions"). To qualify as 403(b) Roth Contributions, such amounts must:

      a.    be irrevocably designated as 403(b) Roth Contributions;

      b.    not be excludable from gross income; and

      c. be accounted for separately from all other Certificate Account contributions along with related gains and losses ("Designated 403(b) Roth Account").

411334                               Page 3                             (1/2012)

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ERISA

Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

FIXED ACCOUNT

The Fixed Account is part of our general account, which is made up of all Our assets other than those in any unitized separate account.

FIXED ANNUITY

A Fixed Annuity is an annuity with payments which are guaranteed by Us as to dollar amount during the annuity payment period.

IRS

The Internal Revenue Service, United States Department of the Treasury.

LOAN ACCOUNT

The Loan Account is the Certificate Account Value needed to collateralize a loan from Your Certificate Account.

LOAN BALANCE

The Loan Balance is the remaining principal amount plus any unpaid accrued interest charges.

NONELECTIVE CONTRIBUTIONS

Any contributions made by the Contract Holder on Your behalf (or to other 403(b) funding instruments authorized under the Plan) that do not qualify as Elective Deferral Contributions or Roth 403(b) Contributions. Any corrective contributions made by the Contract Holder as part of a voluntary compliance program will not be a Nonelective Contribution unless specifically identified as such as part of the correction process.

PARTICIPANT, YOU, YOUR

The eligible employee or other person named in this Certificate under Certificate Data who is accepted for enrollment under the contract and is entitled to benefits under the Plan as determined and reported to Us by the Contract Holder.

PLAN

Plan refers to the written plan document established by the Contract Holder which meets the requirements of Section 403(b) of the Code.

QDRO

A qualified domestic relations order as defined in Section 414(q) of the Code.

REQUIRED BEGINNING DATE

The date distributions under the Certificate Account must commence as described in the Required Minimum Distributions provision.

SPECIAL DCA FIXED ACCOUNT

The Special DCA Fixed Account is an option within the Fixed Account to which You may allocate purchase payments. Purchase payment amounts You allocate to the Special DCA Fixed Account must be transferred within a specified period of time to selected variable subaccounts. The amounts allocated to the Special DCA Fixed Account earn a specified rate of interest until transferred out of the Special DCA Fixed Account.

TAX SHELTERED ANNUITY

A tax sheltered annuity as described in Section 403(b) of the Code.

VALUATION DATE

A Valuation Date is each Day the New York Stock Exchange is open for trading. At the New York Stock Exchange close of business, the next Valuation Date begins.

VALUATION PERIOD

A Valuation Period is the interval of time commencing at the New York Stock Exchange close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

VARIABLE ACCOUNT

The Variable Account consists of separate variable subaccounts to which You may allocate Certificate Account Values including purchase payments. Each subaccount invests in shares of one fund. The variable subaccounts available on the Certificate Date are shown under Certificate Data. The value of Your investment in each variable subaccount changes with the performance of the particular fund.

VARIABLE ANNUITY

A Variable Annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

WE, US, OUR

Any reference to "We," "Us" or "Our" means RiverSource Life Insurance Company.

WRITTEN REQUEST

A Written Request is a request in writing, on a form acceptable to Us, signed by You and delivered to Us at Our corporate office.

411334                               Page 4                             (1/2012)

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                               GENERAL PROVISIONS

ENTIRE CONTRACT

The contract form and any attached endorsements or riders are the entire contract between the Contract Holder and Us.

The Plan is not part of the contract. The contract is subject to the terms of the Plan to the extent that the terms of the Plan are consistent with the terms of the contract and do not provide benefits for You or impose responsibilities or duties on RiverSource Life greater than those described in the contract and this Certificate.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under the contract. That person must do so in writing. None of Our other representatives or other persons has the authority to change or waive any of Our rights or requirements under the contract.

ANNUITY TAX QUALIFICATION

The contract is intended to qualify as an annuity contract under Section 72 and other relevant sections of the Code for federal income tax purposes. It is also intended to qualify as a 403(b) Tax Sheltered Annuity under Section 403(b) of the Code. To that end, the provisions of the contract as described in this Certificate are to be interpreted to ensure or maintain such tax-qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend the contract as may be needed or is appropriate to maintain such tax qualification, subject to any necessary regulatory approval. We will send You a copy of any such amendments.

CONTRACT MODIFICATION

Except as set forth in the Annuity Tax Qualification provision above, the contract may be modified at any time by mutual agreement between the Contract Holder and Us. The modification must be signed by one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary).

For a modification We initiate that requires the Contract Holder consent, We will notify the Contract Holder 60 Days in advance and consider that the Contract Holder has agreed to the modification unless We receive written notice that the Contract Holder does not agree at least 30 Days before the date the modification becomes effective.

PLAN LIMITATIONS

The provisions of the contract described in this Certificate and the exercise of Your rights under the contract are subject to any conditions and/or limitations imposed by the Plan. We shall rely on representations made by the Contract Holder regarding the content and meaning of any provision of the Plan. Except with respect to Certificate Account fees and charges, where the terms of the Plan are inconsistent with the contract, the terms of the Plan shall govern unless such interpretation would cause the contract to fail to qualify as an annuity that satisfies the requirements of Section 403(b) of the Code.

INCONTESTABLE

This Certificate is incontestable from its date of issue.

BENEFITS BASED ON INCORRECT DATA

If benefit amounts are determined by incorrect information regarding a person's age, payments described in this Certificate will be adjusted. They will be based on what would have been provided at the correct birth date. Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover any amounts overpaid from You or Your estate. If there are any future payments from the Certificate Account, overpayments made by Us will be subtracted, without interest, and/or as otherwise legally permissible.

STATE LAWS

This Certificate is governed by the law of the state in which it is delivered. The values and benefits described in the Certificate are at least equal to those required by such state. Any paid up annuity, cash surrender or death benefits are not less than the minimum benefits required by any law of the state in which the Certificate is delivered.

REPORTS TO PARTICIPANTS

At least once a year as of a date not more than four months previous to the date of mailing, We will send You, without charge, a statement showing (1) the Certificate Account Value as of the beginning and end dates of the period, (2) the Certificate Account's surrender value and any outstanding loan value as of the end date of the period, and (3) amounts credited or debited during the period, identified by type. This statement will also show any other information required under state or federal law.

We will also send You, without charge, notice of current or other values upon Your request.

411334                               Page 5                             (1/2012)

EVIDENCE OF SURVIVAL

Where any payments described in this Certificate depend on the recipient or Annuitant being alive on a certain date, We may require proof satisfactory to Us that such condition has been met. Such proof may be required prior to making the payments.

PROTECTION OF PROCEEDS

Subject to any QDRO requirements, payments described in this Certificate are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

PAYMENTS BY US

All sums payable by Us are payable at Our corporate office. Any payment or surrender from a variable subaccount is based on the variable subaccount value.

VOTING RIGHTS

If federal law requires, We will give certain voting rights to Participants. If You have voting rights, We will send You a notice telling You the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes to which You are entitled.

NONFORFEITABLE

The Certificate Account is established for the exclusive benefit of You and/or Your beneficiaries. Your interest is nonforfeitable and nontransferable and may not be waived, relinquished, or assigned, except as may be permitted under the Code, by law or applicable court order.

CONTRACT NOT INTENDED FOR USE WITH ERISA PLANS

This Certificate is not intended for use in connection with an employer sponsored plan that is subject to ERISA. We are not responsible for any obligations and requirements that arise under ERISA and any regulations or applicable guidance issued thereunder.

OPTIONAL RETIREMENT PLAN PROVISIONS

The provisions of this section are applicable only if the Plan is part of an Optional Retirement Program and/or state retirement system ("ORP") offered by certain governmental employers and the Contract Holder notifies Us, in writing, that an ORP will modify Your Certificate Account. For Certificate Accounts that are not established in conjunction with an ORP, this section shall have no effect.

You agree that this Certificate shall be interpreted, to the extent possible, to comply with the terms and conditions of the ORP and any guidance provided thereunder, provided that We will not be responsible for complying with the requirements of any ORP until the Contract Holder notifies Us, in writing that Your Certificate Account is subject to an ORP, and provides information on the ORP to Us. The ORP often includes restrictions on certain contract features, such as imposing a vesting schedule on Nonelective Contributions, restricting the availability of loans or "in service" distributions and prohibiting contract or Certificate exchanges and distributions prior to Your termination of employment or retirement. Rights and features described in this Certificate will be restricted in accordance with the ORP to the extent required by applicable law.

MILITARY PERSONNEL RIGHTS

The Uniformed Services Employment and Reemployment Rights Act (USERRA), prohibits discrimination against persons because of their service in the Armed Forces Reserve, the National Guard, or other uniformed services. The Heroes Earning Assistance and Relief Act of 2008 (HEART) created additional rights for qualifying employees who leave employment or return to employment due to qualifying military service. Notwithstanding any other provisions described in this Certificate, this Certificate may be interpreted to conform to the requirements of USERRA and HEART, as amended from time to time and as may be required by the Plan.

IRS LEVY

We may direct payment from Your Certificate Account in accordance with a lawfully issued tax levy issued by the Internal Revenue Service with respect to You.

411334                               Page 6                             (1/2012)

                           OWNERSHIP AND BENEFICIARIES

PARTICIPANT RIGHTS

Your rights as described in this Certificate are subject to the terms of the contract and the Contract Holder's Plan.

CHANGE OF OWNERSHIP

The Certificate Account may not be sold, assigned, transferred, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under Section 403(b) of the Code. This restriction shall not apply to any rights to a Certificate Account established by a QDRO.

BENEFICIARY

Except as otherwise described in this Certificate, beneficiaries are those You designate, in accordance with applicable provisions of the Plan and the Code, to receive the death benefit described in this Certificate if You die while You are covered under the contract.

Only those beneficiaries who are living as of the date of death may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving You, in accordance with Your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If there is no valid beneficiary designation or if no beneficiary survives, We will pay the benefits as follows:

      -     to Your spouse, if living;

      -     if no spouse is living, to Your lawful children per stirpes;

      - if You have no spouse or direct descendents, to Your parents equally or the survivor, if living, otherwise to Your estate.

CHANGE OF BENEFICIARY

Unless otherwise restricted by the Plan, beneficiaries may be changed as described below.

BY PARTICIPANT: You may change Your beneficiary at any time by Written Request or other method agreed to by Us. Once We receive a change, it will take effect as of the date of the request. However, We are not liable for any payment made by Us before the receipt.

BY BENEFICIARY: If the death benefit described in this Certificate becomes payable to Your beneficiary (recipient) under an annuity payment plan, that recipient shall have the right to name, or later change, their own beneficiary by Written Request. If there is no valid beneficiary designation or if no beneficiary survives the recipient, We will pay any benefits due under the annuity payment plan following the death of the original beneficiary as follows:

      -     to the recipient's spouse, if living;

      - if no spouse is living, to the recipient's lawful children per stirpes;

      - if the recipient has no spouse or direct descendents, to the recipient's parents equally or the survivor, if living, otherwise to the recipient's estate.

PRE-ELECTION OF AN ANNUITY PAYMENT PLAN

Subject to the requirements of Section 401(a)(9) of the Code and if agreed to by Us, You may elect how the death benefit described in this Certificate is to be paid in the event of Your death before the Annuitization Start Date. You must make the election by Written Request or other method agreed to by Us. In this event the death benefit shall be payable as so elected by You, rather than as requested by the beneficiary. If for any reason such election does not satisfy
Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract.

411334                               Page 7                             (1/2012)

                           PAYMENTS TO BENEFICIARIES

SPOUSE'S OPTION TO MAINTAIN CERTIFICATE ACCOUNT

In the event of Your death, Your spouse can take the death benefit or continue to maintain the Certificate Account, if eligible to become a Participant under the contract.

Election by the spouse to maintain the Certificate Account under the contract must be made by Written Request, or other method agreed to by Us, at the time We receive due proof of death. Upon spousal continuation the Certificate Account Value shall be equal to the death benefit that would otherwise have been paid. The spouse may make additional purchase payments to the Certificate Account as described in this Certificate.

DEATH BENEFIT BEFORE THE ANNUITIZATION START DATE

A death benefit is payable to the beneficiary if You die with a Certificate Account Value greater than zero and if the death occurs before the Annuitization Start Date.

Any amounts payable or applied by Us as described in this section will be based on Your Certificate Account Value as of the Valuation Date on or next following the date on which We receive due proof of death at Our corporate office. Due proof of death includes all documents needed to complete a beneficiary's claim.

The death benefit for each beneficiary will be payable in a lump sum on the Valuation Date We receive due proof of death from that beneficiary. The beneficiary may elect to receive payment anytime within five years after the date of death.

Designated Beneficiaries may have additional options. In lieu of a lump sum, Your Designated Beneficiary may elect to receive regular installment payments under one of the following options:

a. Any of the irrevocable annuity payment plans (A through E) described under Annuity Provisions in this Certificate, provided:

      (i) Your Designated Beneficiary elects the payment plan within 60 Days after We receive notification of Your death; and

      (ii) The payment plan provides payments over a period which does not exceed the life or life expectancy of the Designated Beneficiary and/or the payment plan selected provides for a period certain not extending beyond the life expectancy of the Designated Beneficiary; and

      (iii) Your sole Designated Beneficiary is Your surviving spouse, and Your death occurs prior to Your Required Beginning Date, payments will irrevocably commence by the later of December 31 of the calendar year following the calendar year of Your death or December 31 of the calendar year in which You would have attained age 70 1/2; or

            Your Designated Beneficiary is someone other than Your surviving spouse, or Your death occurs on or after Your Required Beginning Date, payments will irrevocably commence no later than December 31 of the calendar year following the year of Your death.

      If the Designated Beneficiary elects an annuity payment plan, such beneficiary shall be the Annuitant for purposes of a lifetime payment plan.

b. If, upon Your death, Your Designated Beneficiary does not elect one of the irrevocable annuity payment plans (A through E) described in the Annuity Provisions, or a single sum distribution, then the Designated Beneficiary may elect to receive payments according to an alternative plan as agreed to by Us provided:

      (i) the Designated Beneficiary elects the plan at the time We receive due proof of death;

      (ii) if Your sole Designated Beneficiary is Your surviving spouse, Your entire interest will be distributed, beginning no later than the later of December 31 of the calendar year following the calendar year of Your death or December 31 of the calendar year in which You would have attained age 70 1/2, over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse. (If Your surviving spouse dies before distributions commence, the remaining interest will be distributed, beginning no later than December 31 following the calendar year of Your surviving spouse's death, over the spouse's Designated Beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse.); or

            if Your sole Designated Beneficiary is someone other than Your surviving spouse, Your entire interest will be distributed, beginning no later than the end of the calendar year following the calendar year of Your death, over the remaining life expectancy of Your Designated Beneficiary, with such life expectancy determined using the age of such beneficiary as of his or her birthday in the year following the year of Your death and reduced by 1 for each subsequent year;

411334                               Page 8                             (1/2012)

      (iii)if You die before Your Required Beginning Date and there is no Designated Beneficiary, or if elected by the Designated Beneficiary, Your entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of Your death (or of Your spouse's death if the Designated Beneficiary was Your surviving spouse and the spouse dies before distributions are required to begin);

      (iv) if You die on or after Your Required Beginning Date and there is no Designated Beneficiary, Your entire interest will be distributed, beginning no later than December 31 of the calendar year following the calendar year of Your death, over Your remaining life expectancy determined using Your age in the year of Your death and reduced by 1 for each subsequent year; and

      (v) life expectancy is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1.

AMOUNT PAYABLE BEFORE THE ANNUITIZATION START DATE

If You are the ROPP Benefit Age (shown under Certificate Data) or younger on the Certificate Date and if You die prior to the Annuitization Start Date with a Certificate Account Value greater than zero; then We will pay the beneficiary the greater of the following amounts:

      1. the Certificate Account Value, after any Certificate rider charges have been deducted, minus any Loan Balance; or

      2.    the Return of Purchase Payment Value, minus any Loan Balance.

If You are older than the ROPP Benefit Age (shown under Certificate Data) on the Certificate Date and if You die prior to the Annuitization Start Date with a Certificate Account Value greater than zero; then We will pay the beneficiary the Certificate Account Value, after any Certificate rider charges have been deducted, minus any Loan Balance.

After Your spouse elects to maintain the Certificate Account under the Spouse's Option to Maintain Certificate Account provision, he or she will have a death benefit as determined above based on the spouse's Attained Age at time of continuation.

RETURN OF PURCHASE PAYMENT (ROPP) VALUE DEFINITION: On the Certificate Date the ROPP value is established as the total purchase payments made to the Certificate Account.

Adjustments are made to the ROPP value in the following circumstances:

1.    Additional purchase payments will be added to the ROPP value.

2. Partial surrenders will result in "adjustments for partial surrenders" subtracted from the ROPP value.

3. After Your spouse elects to maintain the Certificate Account, the ROPP value is reset to the Certificate Account Value on the date of continuation after any Certificate rider charges have been deducted and after any increases to the Certificate Account Value due to the death benefit that would otherwise have been paid.

ADJUSTMENTS FOR PARTIAL SURRENDERS DEFINITION:

"Adjustments for partial surrenders" are calculated for each partial surrender using the following formula:

                     A X B   where:
                     -----
                       C

A = the amount Your Certificate Account Value is reduced by the partial surrender

B  =  Your ROPP value on the date of (but prior to) the partial surrender

C = Your Certificate Account Value on the date of (but prior to) the partial surrender.

DEATH BENEFIT AFTER THE ANNUITIZATION START DATE

Your death may produce a death benefit after the Annuitization Start Date. Payments cease for lifetime only payment plans. Payments continue to Your beneficiaries for the remainder of any guarantee period or for the lifetime of a surviving Joint Annuitant, if any. The amount payable, if any, will depend on the annuity payment plan then in effect.

If a beneficiary elects an annuity payment plan as provided under the Payment Options provision above and dies after payments begin, payments continue to beneficiaries named by the deceased beneficiary as described in the Change of Beneficiary provision for the remainder of any guarantee period.

In either circumstance, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of Your death.

411334                               Page 9                             (1/2012)

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

Purchase payments are the payments made by You or on Your behalf for the benefits described in this Certificate. Purchase payments must be paid or mailed to Us at Our corporate office or to an authorized agent. If requested, We'll give You a receipt for the purchase payments.

ADDITIONAL PURCHASE PAYMENTS

Subject to the Payment Limits provision below, additional purchase payments may be made until the earlier of:

      1. the date Your enrollment under the contract terminates by surrender or otherwise; or

      2.    the Annuitization Start Date.

Subject to the Payment Limits Provision, You may:

      1.    stop and/or restart purchase payments; or

      2.    increase or decrease the amount of Your purchase payments; or

      3.    change the interval of Your purchase payments.

PAYMENT LIMITS

Maximum Purchase Payments - The maximum purchase payments in the first or later years may not exceed the lesser of:

      1. amounts shown under Certificate Data, based on Your Attained Age at the time of payment, or

      2. applicable limits allowed under the Code as described under the Contributions provision below and the Plan.

For item 1 above, We reserve the right to increase the maximums.

Additional Purchase Payments - You or the Contract Holder, as appropriate, may make additional purchase payments of at least the minimum amount shown under Certificate Data. We reserve the right to increase the minimums.

You cannot allocate purchase payments to the Special DCA Fixed Account for six months following a partial surrender from or termination of automated transfers from the Special DCA Fixed Account prior to the end of the elected Special DCA time period.

ALLOCATION OF PURCHASE PAYMENTS

You instruct Us on how You want Your purchase payments allocated among the available accounts.

Your allocation instructions as of the Certificate Date are shown under Certificate Data. Unless any restrictions apply, You may, by Written Request or other method agreed to by Us, change Your choice of accounts or percentages. If the current allocation instructions include a fund to which allocations are restricted and You do not provide new instructions, We will apply payments pro rata according to the valid portion of Your allocation instructions. Your first purchase payment will be allocated as of the end of the Valuation Period during which We make an affirmative decision to issue this Certificate. Purchase payments after the first will be allocated as of the end of the Valuation Period during which We receive the payment at Our corporate office.

CONTRIBUTIONS

Elective Deferral Contributions and Nonelective Contributions are purchase payments made to the Certificate Account subject to the applicable annual contribution limits. You may not make Elective Deferral Contributions and/or Roth 403(b) Contributions to the Certificate Account which, when added to contributions that are made by You or on Your behalf to any other salary reduction arrangement that is subject to Section 402(g) of the Code, exceed the annual contribution limitations of Section 402(g) of the Code for each calendar year. If the Plan permits, this annual limit may be increased, however, if You are eligible for the special "catch up" limitations under Section 414(v) of the Code for Participants that are age 50 or older and the special limits applicable under Section 402(g)(7) of the Code for certain employees with long term service with the Employer, subject to the ordering rule of IRS Treas. Reg. 1.403(b)-4(c)(3)(iv). For any Participant, the sum of Elective Deferral Contributions (including Roth 403(b) Contributions) and Nonelective Contributions, if any, made during any year cannot exceed the limitations of
Section 415(c) of the Code. If the Plan uses a plan year other than the calendar year, then the limitations under Section 415(c) of the Code shall apply to contributions made during the plan year as defined under the Plan. We are not responsible for tracking the aforementioned limits.

Notwithstanding the preceding, the limitations on contributions described in this provision shall not apply with respect to any purchase payment that qualifies as an "Eligible Rollover Distribution," as defined in Sections 403(b)(8) and 402(c)(4) of the Code, from another

411334                               Page 10                            (1/2012)

"Eligible Retirement Plan" as defined in Section 402(c)(8)(B) of the Code, or that is a plan to plan transfer of assets to Your Certificate Account, or that is an exchange of contracts under applicable IRS guidance. A "Rollover" is a contribution by You from an Eligible Retirement Plan that qualifies as an "eligible rollover distribution" under Section 402(c)(4) of the Code. A Rollover may also be made by means of a Direct Rollover. A "Direct Rollover" is a Rollover in which the proceeds of a distribution from another Eligible Retirement Plan are made directly into Your Certificate Account and are not paid, in cash or in kind, to You.

EXCESS DEFERRALS AND EXCESS CONTRIBUTIONS

Excess Elective Deferral Contributions may be removed from Your Certificate Account by April 15th of the calendar year following the year in which the excess Elective Deferral Contribution occurred, provided that You or the Contract Holder notify Us of the excess no later than the March 31st immediately preceding such date. In the absence of such notice, We are not required to return any such excess to You. If the excess includes both Roth 403(b) Contributions and pre-tax Elective Deferral Contributions, We will follow Your instructions on which type of contributions to refund unless You provide contrary instructions for correcting Excess Deferrals that include both Roth 403(b) Contributions and pre-tax Elective Deferral Contributions. Excess Nonelective Contributions will be treated as segregated from the balance in a Certificate Account and treated as if held in a separate Certificate Account solely for the purpose of reporting it as a contribution under Section 403(c) of the Code. We may distribute these amounts at any time. To the extent that the IRS permits alternative corrections for excess Nonelective Contributions, such amounts may be corrected in accordance with permitted correction methodology and with the Plan. Notwithstanding the preceding, nothing in the contract or this Certificate shall prohibit Us from making corrective distributions in accordance with the Contract Holder's efforts to satisfy voluntary compliance programs established by the IRS to comply with 403(b) plan requirements.

VESTING

Elective Deferral Contributions are always fully vested and nonforfeitable. Nonelective Contributions are generally fully vested and nonforfeitable; however, the terms of the Plan may impose a vesting schedule on Nonelective Contributions and, in such instance, Your vesting rights in the Certificate Account will be determined in accordance with the Plan.

If We accept unvested Nonelective Contributions, such unvested amounts shall be treated as if held in a separate account from Your vested contributions in the Certificate Account solely for purposes of complying with the final IRS regulations applicable to such contributions to an annuity contract. According to Treas. Reg. 1.403(b) -3(d)(2), the portion of the Certificate Account that is vested and the portion of the Certificate Account that is unvested are treated as separate Certificate Accounts.

ROLLOVER CONTRIBUTIONS INTO CERTIFICATE ACCOUNTS

The Certificate Account may accept Rollovers from any Eligible Retirement Plan as defined in Section 402(c)(8)(B) of the Code to the extent it can accommodate such Rollovers in accordance with applicable requirements.

If the contract is a 403(b) Roth contract, the Certificate Account may also accept Direct Rollovers into the designated 403(b) Roth account only from another designated 403(b) Roth account of a 403(b) annuity or 403(b)(7) custodial account, from a Roth 401(k) plan, or, if a Rollover by You, the amount of the 403(b) Roth distribution that is includable in Your gross income.

PLAN TO PLAN TRANSFERS TO CERTIFICATE ACCOUNTS

If permitted by the Plan, the Certificate Account may accept a plan to plan transfer of Your interest in a 403(b) annuity contract and/or 403(b)(7) custodial account issued to You under another employer's 403(b) plan only if:

      a.    the other 403(b) plan permits plan-to-plan transfers; and

      b. You are an employee or former employee of the Contract Holder and covered by the Plan under which the contract was issued; and

      c. Your accumulated benefit immediately after the transfer is at least equal to Your accumulated benefit immediately before the transfer, without regard to normal contract fees, charges and expenses; and

      d. the amount transferred into the Certificate Account must remain subject to distribution restrictions no less stringent than imposed by the transferring contract.

We may require any documentation from the other 403(b) plan as We deem necessary to process the transfer in accordance with Treas. Reg. section 1.403(b)-10(b)(3) and other applicable IRS guidance and to confirm that the other plan is a plan that satisfies section 403(b) of the Code.

411334                               Page 11                            (1/2012)

CONTRACT EXCHANGES TO CERTIFICATE ACCOUNTS

If permitted by the Plan, the Certificate Account may accept an exchange of 403(b) contracts and/or 403(b)(7) custodial accounts. Any such exchange is permitted only if:

      a. the accumulated benefit of the Certificate Account immediately after the exchange is at least equal to the accumulated benefit of Your 403(b) contract or 403(b)(7) custodial account immediately before the exchange; and

      b. the Certificate Account remains subject to distribution restrictions no less stringent than those imposed by the 403(b) contract or 403(b)(7) custodial account sending the exchange; and

      c. either We are included as an authorized 403(b) product provider under the Plan or We and the Contract Holder enter into an agreement to share information for 403(b) compliance purposes, including, but not limited to information on employment status, hardship distributions, loans, distributions, transfers and exchanges, 403(b) Roth contributions and contributions made to other authorized 403(b) product providers.

MISTAKEN CONTRIBUTIONS

If any amount is contributed into a Certificate Account under the Plan by a good faith mistake of fact, the mistaken contribution will be voided from the start and refunded to the party that made the contribution if a request is made by You, the Contract Holder or the administrator of the Plan and such request is received within one year after receipt of the mistaken contribution.

NONDISCRIMINATION REQUIREMENTS

Purchase payments made by You or on Your behalf into the Plan are subject to the applicable nondiscrimination requirements of Section 403(b)(12) of the Code. Amounts contributed for You that cause the 403(b) Plan to fail to satisfy such requirements may be refunded to You or to the Contract Holder, as appropriate, in accordance with the Plan and IRS guidance.

DISCONTINUANCE OF PURCHASE PAYMENTS UNDER THE CONTRACT

We reserve the right to discontinue accepting additional purchase payments after 60 Days written notice. In all other respects the Certificate Account will continue to operate according to terms described in this Certificate.

PRIVACY POLICY

We have a written privacy policy that governs disclosure of confidential information about You and/or Your Certificate Account. All Certificate holders regularly receive a copy of that policy either by mail or electronically. However, as required by applicable law, We may be required to share certain information You and Your Certificate Account that may be necessary to ensure compliance with the terms of the Plan document, and/or IRS regulations. This information may be shared, as appropriate, with a plan administrator providing services to the Plan, other 403(b) product providers authorized under the Plan, the IRS, Department of Labor, internal and external auditors (as authorized by the Contract Holder) and other organizations as may be necessary under applicable law or regulatory guidance. Only information necessary to ensure compliance will be shared and only with the appropriate party.

411334                               Page 12                            (1/2012)

                          ACCOUNTS: FIXED AND VARIABLE

THE FIXED ACCOUNT

The Fixed Account is part of Our general account. It is made up of all Our assets other than those in:

1.    The Variable Account; and

2.    Any other segregated asset accounts.

The Fixed Account consists of the Loan Account and Special DCA Fixed Account.

We back the principal and interest guarantees relating to the Fixed Account. Purchase payments, interest credited and transfers allocated to the Fixed Account become part of Our general account.

INTEREST TO BE CREDITED

We will credit interest to the Fixed Account daily. We may credit interest to each Special DCA Fixed Account at higher promotional rates. All interest rates We quote are effective annual interest rates - this refers to the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue at Our current crediting rate on the date each purchase payment, which is received in Our corporate office, becomes available to Us for use. The current crediting rate is determined by Us and at Our discretion but will never be less than the Fixed Account Minimum Interest Rate shown under Certificate Data.

THE VARIABLE ACCOUNT

The Variable Account is a separate investment account of Ours. It consists of variable subaccounts which are named under Certificate Data. We have allocated a part of Our assets for this and other contracts to the Variable Account. Such assets remain Our property. However, the portion of the assets which equals the reserves and other liabilities of the account(s) shall not be charged with liabilities arising out of any other business in which We may take part. Income, gains, and losses, whether or not realized from assets allocated to the Variable Account, are credited or charged to such account without regard to other income, gains or losses of the company.

INVESTMENTS OF THE VARIABLE ACCOUNT

Purchase payments and transfer amounts applied to the variable subaccounts will be allocated as specified by You. Each variable subaccount will buy, at net asset value, shares of the fund for that variable subaccount shown under Certificate Data or as later added or changed as described below.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or, in Our judgment, the funds are no longer suitable for the variable subaccounts. We have the right to substitute any funds for those shown under Certificate Data.

We may also:

-     add additional variable subaccounts investing in other funds,

-     combine any two or more variable subaccounts,

- transfer assets to and from the variable subaccounts or the Variable Account, and

-     eliminate or close any variable subaccounts.

When required, We would first seek approval of the Securities and Exchange Commission and the insurance regulator of the state where this Certificate is delivered.

VALUATION OF ASSETS

Fund shares in the variable subaccounts will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for each variable subaccount chosen by You is found by:

1.    adding the number of accumulation units resulting from

      a.    purchase payments allocated to the variable subaccount; and

      b.    transfers to the variable subaccount;

2.    and subtracting the number of Accumulation Units resulting from

      a.    transfers from the variable subaccount; and

      b.    surrenders from the variable subaccount; and

      c. Certificate Administrative Charge or any Certificate rider charge deductions from the variable subaccount.

The number of Your Accumulation Units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.    is the amount allocated to or deducted from the variable subaccount; and

2. is the Accumulation Unit value for the variable subaccount for the respective Valuation Period during which We received the purchase payment or transfer value, or during which We deducted transfers, surrenders, Certificate rider charges or Certificate Administrative Charges.

411334                               Page 13                            (1/2012)

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is found as follows:

      The Accumulation Unit value for each variable subaccount for the last prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Accumulation Unit value is being calculated. The result is the Accumulation Unit value.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or Annuity Unit may increase or decrease.

The net investment factor for any such variable subaccount for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

1.    is the sum of:

      a. the net asset value per share of the fund held in the variable subaccount determined at the end of the current Valuation Period; plus

      b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current Valuation Period; and

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior Valuation Period; and

3.    is a factor representing the mortality and expense risk charge; and

4. is a factor representing the variable account administrative charge described below.

MORTALITY AND EXPENSE RISK CHARGE

In calculating unit values We will deduct a mortality and expense risk charge from the variable subaccounts which is equal, on an annual basis, to a percentage of the daily net asset value. This percentage is the Annual Mortality and Expense Risk Fee shown under Certificate Data. The deduction is made to compensate Us for assuming the mortality and expense risks under contracts of this type. The deduction will be:

1.    made from each variable subaccount; and

2.    computed on a daily basis.

Fees for certain optional Certificate riders and features, if available and if elected by You, will be added to the Annual Mortality and Expense Risk Fee shown under Certificate Data.

VARIABLE ACCOUNT ADMINISTRATIVE CHARGE

In calculating unit values, We will deduct a variable account administrative charge, as shown under Certificate Data, from the variable subaccounts. This deduction is made to compensate Us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1.    made from each of Your variable subaccounts; and

2.    computed on a daily basis.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is found as follows:

1. the Annuity Unit value for each variable subaccount for the last prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Annuity Unit value is being calculated.

2. the result is multiplied by an interest factor, which on an annualized basis is equal to .952381. This is done to offset the assumed 5% investment return which is built into Table A under the Tables of Annuity Payout Rates section.

411334                               Page 14                            (1/2012)

                           CERTIFICATE ACCOUNT VALUE

CERTIFICATE ACCOUNT VALUE

The Certificate Account Value at any time is the sum of:

1.    Certificate Account Value in the Variable Account;

2.    Certificate Account Value in the Special DCA Fixed Account; and

3.    Certificate Account Value in the Loan Account.

For surrenders and charges, a number of Accumulation Units and dollar amounts will be deducted from the Variable Account and Special DCA Fixed Account to equal any amounts surrendered or charges made against the Certificate Account Value.

Unless the surrender is used to pay off a Certificate loan, You may specify from which of the above accounts, other than the Loan Account, that the deduction will be taken. Otherwise, the deduction will be taken from the above accounts, other than the Loan Account, in the same proportion that their interest in each bears to the total Certificate Account Value less any amount in the Loan Account.

CERTIFICATE ACCOUNT VALUE IN THE VARIABLE ACCOUNT

The Certificate Account Value in the Variable Account at any time will be the total of the value of the units in any variable subaccount resulting from:

1.    purchase payments allocated to a variable subaccount; plus

2.    any amounts transferred to a variable subaccount; less

3.    any amounts transferred from a variable subaccount; less

4. any amounts deducted from a variable subaccount for surrenders, Certificate Administrative Charges or any Certificate rider charges.

CERTIFICATE ACCOUNT VALUE IN THE SPECIAL DCA FIXED ACCOUNT

The Certificate Account Value in the Special DCA Fixed Account at any time will be the total of:

1. purchase payments allocated to the Special DCA Fixed Account, plus interest credited; less

2.    any amounts transferred from the Special DCA Fixed Account; less

3. any amounts deducted from the Special DCA Fixed Account for surrenders, Certificate Administrative Charges or any Certificate rider charges.

CERTIFICATE ACCOUNT VALUE IN THE LOAN ACCOUNT

The Certificate Account Value in the Loan Account at any time will be the total of:

1.    any amounts transferred to the Loan Account, plus interest credited; less

2.    any amounts transferred from the Loan Account less

3.    any amounts deducted from the Loan Account for surrenders.

CERTIFICATE ADMINISTRATIVE CHARGE

We charge a fee for establishing and maintaining Our records for the Certificate Account. The charge per year is shown under Certificate Data and is deducted from the Certificate's Account Value at the end of each certificate year or, if earlier, when the Certificate Account is fully surrendered. The charge deducted will be prorated among all accounts, but not the Loan Account, in the same proportion Your interest in each bears to Your total Certificate Account Value less any amount in the Loan Account.

We reserve the right to adjust this charge after the first Certificate Anniversary but the charge will never exceed the amount shown under Certificate Data. We waive or reduce the annual Certificate Administrative Charge for any certificate year where the Certificate Account Value immediately prior to the deduction of the charge equals or exceeds the amount shown under Certificate Data.

If You make a full surrender of the Certificate Account, We deduct the full Certificate Administrative Charge at the time of full surrender regardless of Certificate Account Value.

The charge does not apply to the amount applied to an annuity payment plan or to the death benefit.

PREMIUM TAX CHARGES

We reserve the right to assess a charge against the Certificate Account Value for any premium tax assessed to Us by a federal, state or local government. This charge could be deducted when You or the Contract Holder, as applicable, make purchase payments, or make a full surrender of Your Certificate Account Value or on the Annuitization Start Date.

411334                               Page 15                            (1/2012)

TRANSFERS OF CERTIFICATE ACCOUNT VALUES

While the Certificate Account Value is greater than zero prior to the Annuitization Start Date, transfers of Certificate Account Values may be made as outlined below unless Certificate Account Values are required to be allocated to certain accounts or variable subaccounts under the terms of certain optional benefit Certificate riders, if available and if attached to this Certificate.

1. Subject to provisions of the Plan, You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts.

2. Subject to provisions of the Plan, You may transfer from the Special DCA Fixed Account to the variable subaccounts as explained in the Special DCA Fixed Account provision, shown below. You may not transfer values from any account into the Special DCA Fixed Account.

You may make a transfer by Written Request. Telephone transfers may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures.

We may suspend or modify Your transfer privileges at any time. The right to transfer Certificate Account Values among the variable subaccounts and between the variable subaccounts and other accounts is also subject to modification or restriction if We determine, at Our sole discretion, that the exercise of that right by You is, or would be, to the disadvantage of other contract owners and Participants. Additionally, We reserve the right to modify or restrict transfer privileges if required to comply with the written instructions of a fund. Any modification or restriction could be applied to transfers to or from some or all of the variable subaccounts and other accounts.

These modifications could include, but are not limited to:

1.    the requirements of a minimum time period between each transfer,

2.    suspending or terminating automatic transfer programs, or

3. limiting the dollar amount that You may transfer between the variable subaccounts and other accounts at any one time.

We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right We consider to be to the disadvantage of other contract owners and Participants.

DOLLAR COST AVERAGING (DCA)

You may authorize the automated transfer of specified amounts, according to the rules then currently in effect, at the interval You select, from any variable subaccount to any other variable subaccount other than the source account. You may terminate automated transfers at any time.

SPECIAL DCA FIXED ACCOUNT

You may also allocate new purchase payments to the Special DCA Fixed Account. You may authorize the automatic transfer of amounts on a monthly basis from the Special DCA Fixed Account to any of the variable subaccount(s). All amounts allocated to the Special DCA Fixed Account will be transferred out within the specified Special DCA Fixed Account time period You elect from the time periods We make available.

If You terminate automated transfers from the Special DCA Fixed Account, the entire Special DCA Fixed Account balance will immediately be transferred according to Your Special DCA Fixed Account allocation instructions that are then in effect. If Your current Special DCA allocation instructions include a fund to which allocations are restricted and You do not provide new instructions, We will transfer amounts pro rata according to the valid portion of Your allocation instructions.

411334                               Page 16                            (1/2012)

                              SURRENDER PROVISIONS

SURRENDER

Subject to requirements under the Plan and the rules below, You may:

1.    surrender all of Your Certificate Account Value for a full surrender; or

2.    surrender part of Your Certificate Account Value for a partial surrender.

DISTRIBUTIONS FROM CERTIFICATE ACCOUNTS

Any distribution from a Certificate Account will be treated as a surrender or partial surrender from the Certificate Account.

At time of distribution, any Loan Balance will reduce the amounts available for surrender, amounts applied to an annuity payment plan, or death benefits payable.

RULES  FOR  SURRENDER  OF  CERTIFICATE  ACCOUNTS

All surrenders will have the following conditions.

1.    You must send Us Your Written Request (or other method agreed to by Us):
      a. while the Certificate Account remains in force under the contract; and
      b. while You are living; and c. prior to the Annuitization Start Date.

2. Unless We agree otherwise, You must surrender an amount equal to at least $250. The Certificate Account Value after a partial surrender must be at least the Loan Balance, if any, plus $500.

3. For surrenders from the variable subaccounts, the amount surrendered, less any charges, will be paid to You within seven Days of the receipt of Your Written Request, unless subject to the Suspension or Delay in Payment of Surrender provision.

      For surrenders from the Fixed Account, the amount surrendered, less any charges, will normally be paid to You within seven Days of the receipt of Your Written Request and the return of this Certificate, if required. Following any required regulatory approval, We have the right to defer payment for up to six months from the date We receive Your request. In such circumstance, We will notify You of the reason for the delay, the effective date of the surrender, and the surrender value as of the date of Your request.

4. For partial surrenders, if You do not specify from which account the surrender is to be made, the surrender will be made from all accounts other than the Loan Account in the same proportion as Your interest in each bears to the Certificate Account Value less amounts in the Loan Account.

5. If You die following a surrender request, payment will be made to Your estate.

6.    Any amounts surrendered, including any related charges, cannot be repaid.

Upon surrender for the full surrender value, Your enrollment under the contract will terminate. We may require that You return this Certificate to Us before We pay the full surrender value.

SURRENDER VALUE

The full surrender value at any time will be:

1.    the Certificate Account Value immediately prior to the surrender;

2.    minus the Loan Balance, if any; and

3. minus the Certificate Administrative Charge and any Certificate rider charges that are deducted for a full surrender.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER AMOUNT

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.    when the New York Stock Exchange is closed; or

2.    when trading on the New York Stock Exchange is restricted; or

3.    when an emergency exists as a result of which:

      a. disposal of securities held in the variable subaccounts is not reasonably practical; or

      b. it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

411334                               Page 17                            (1/2012)

SURRENDER RESTRICTIONS BEFORE AGE 59 1/2

Except for amounts held in the Certificate Account on December 31, 1988, no amounts, including 403(b) Roth Contributions, may be distributed from Your Certificate Account unless one or more of the following conditions has been satisfied:

a.    You have attained age 59 1/2;

b.    You are disabled within the meaning of Section 72(m)(7) of the Code;

c.    Your death has occurred;

d.    You have severed employment with the Contract Holder; or

e. if permitted under the Plan, Elective Deferral Contributions may be surrendered if You have satisfied the requirements for a "financial hardship" under Section 403(b)(11)(B) of the Code.

If permitted by the Plan, multiple distributions can be taken under these rules.

FINANCIAL HARDSHIP DISTRIBUTIONS

If the Plan has established independent criteria for financial hardship distributions, then any financial hardship distributions made from the Certificate Account under the Plan shall adhere to the rules set forth in the Plan, subject to the approval of the Contract Holder or the Plan administrator. If the Plan has not established independent criteria for financial hardship distributions, then, in the event of a financial hardship that satisfies the requirements of Section 403(b)(11)(B) of the Code, You may receive a distribution of only Elective Deferral Contributions, including 403(b) Roth Contributions. Certificate Account distributions of Nonelective Contributions and/or earnings on Your Contributions are not permitted for financial hardships.

No hardship distribution is permitted from the Certificate Account unless the "safe harbor" standards with respect to establishing an immediate and heavy financial need (under Treas. Reg. section 1.401(k)-1(d)(3)(iii)(B)) are satisfied. For purposes of satisfying the lack of other resources requirement, any method acceptable under Treas. Reg. section 1.401(k)-1(d)(3)(iv)(E) is permitted, however, You must suspend elective deferrals to any plan sponsored by the Contract Holder for a period of six months following the date of the hardship distribution. We will notify the Contract Holder of any hardship distributions made to You.

ADDITIONAL RESTRICTIONS ON DISTRIBUTIONS OF DESIGNATED 403(b) ROTH ACCOUNTS

Distributions made from Designated 403(b) Roth Accounts that are not "Qualified 403(b) Roth Distributions" may contain earnings that are includable in income. Distributions from Designated 403(b) Roth Accounts are Qualified 403(b) Roth Distributions if they are made no earlier than the fifth year following the year in which the first 403(b) Roth Contribution was made to any 403(b) annuity or 403(b)(7) custodial account (provided proof of establishment of said Roth 403(b) contract/account is provided); and

a.    You have attained age 59 1/2; or

b.    the distribution is made after You have become disabled as defined under
      Section 72(m) of the Code; or

c.    the distribution is made after Your death.

DIRECT ROLLOVER DISTRIBUTIONS

Notwithstanding any other provision described in this Certificate, a Distributee may elect to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

If provided in the Plan and if allowed by Us, a Direct Rollover of amounts in a 403(b) Account may be made to a designated 403(b) Roth account of a 403(b) annuity/403(b)(7) custodial account or a Roth IRA.

A Direct Rollover of amounts in a Designated 403(b) Roth Account may be made only to another designated 403(b) Roth account of a 403(b) annuity/403(b)(7) custodial account, a Roth 401(k) plan, or a Roth IRA.

For purposes of this section, a "Distributee" is any Participant (or former Participant) entitled to receive a distribution from the Certificate Account, a surviving spousal Beneficiary and any spouse or former spouse that qualifies as an alternate payee under a QDRO.

In addition, a nonspouse beneficiary may make a direct rollover of all or any portion of an Eligible Rollover Distribution to a new inherited IRA contract only. No other rollover options are available to a beneficiary who is not a spouse.

REQUIRED MINIMUM DISTRIBUTIONS

In accordance with Sections 403(b)(10) and 401(a)(9) of the Code and supporting regulations, You must begin receiving distributions, including distributions of 403(b) Roth contributions and earnings, by Your Required Beginning Date. Unless a later date is authorized under the Code or applicable regulations, Your Required Beginning Date is April 1 of the calendar year following: (1) the calendar year in which You attain age 70 1/2 or, if later, (2) the calendar year in which You retire from employment with the Contract Holder. Your Certificate Account shall be distributed (both in determining the timing of subsequent distributions and the amount of all required distributions) in a manner consistent with Sections 403(b)(10) and 401(a)(9) of the Code. For purposes of determining required minimum

411334                               Page 18                            (1/2012)
distributions, the Certificate Account will be valued considering Your accumulated benefit plus the actuarial present value of any additional benefits provided. Distributions from the Certificate Account, including distributions from Your Designated 403(b) Roth Account, shall be made in the Annuity Payment Plan Option selected by You or Your beneficiary on or before the date which is at least 30 days before Your Required Beginning Date.

MULTIPLE 403(b) ANNUITY CONTRACTS AND 403(b)(7) CUSTODIAL ACCOUNTS

If You have multiple 403(b) annuity contracts, Certificates and/or 403(b)(7) custodial accounts, the required minimum distribution requirements may be satisfied by receiving a distribution from one 403(b) annuity or 403(b)(7) custodial account that is equal to the amount required to satisfy the required minimum distribution requirements for all of Your 403(b) annuity contracts, certificates and 403(b)(7) custodial accounts. Under this method, You must still calculate the required minimum distribution requirements separately for each 403(b) annuity or 403(b)(7) custodial account, even though You can satisfy the minimum requirements by taking a distribution from one or more annuity contract, certificate or custodial account.

ANNUITY PAYMENT PLAN OPTIONS

You can schedule receipt of irrevocable annuity payments according to one of the plans (A through E) described in the Annuity Provisions below, or another plan agreed to by Us, provided:

a. the plan selected provides for payments that satisfy the Required Minimum Distribution rules described above;

b. payments are made in periodic payments at intervals of no longer than 1 year;

c. the first required payment must be the payment that is required for one payment interval, and the second payment need not be made until the end of the next payment interval, and

d. once payments have begun under the Required Minimum Distribution rules over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted.

For purposes of this section, required distributions are considered to commence on Your Required Beginning Date, or if applicable, on the date distributions are required to begin to Your surviving spouse. However, if You begin receipt of payments pursuant to an irrevocable annuity payment plan that meets the requirements of Treasury Regulation section 1.401(a)(9)-6T, Required Minimum Distributions are considered to commence on the Annuitization Start Date.

QUALIFIED DOMESTIC RELATIONS ORDERS

Any distribution subject to required minimum distributions described above, including distributions described in this Certificate, properly made to an alternate payee pursuant to a QDRO will be permitted even though the timing of the distribution might otherwise be prohibited under the distribution restrictions described previously.

PERMISSIVE SERVICE CREDIT TRANSFERS

If permitted by the Plan and if You contribute to a tax-qualified defined benefit governmental plan (as defined in Section 414(d) of the Code) that accepts plan-to-plan transfers for the purchase of permissive service credits under Section 415(n)(3)(A) of the Code, You may elect to have any portion of Your Certificate Account transferred to the defined benefit governmental plan at any time.

DISTRIBUTIONS DUE TO TERMINATION OF THE PLAN

Nothing in this Certificate shall prohibit Us from making a distribution of the Certificate Account to You following written notification by the Contract Holder (or the Contract Holder's representative) of the termination of the Plan with instructions from the Contract Holder to distribute the Certificate Account to You.

The Certificate Account may not be distributed unless the instructions to distribute the Certificate Account conform to the requirements of Treas. Reg. 1.403(b)-10(a) and any other applicable guidance issued by the IRS. Nothing herein shall prevent Us from treating the Certificate Account as a fully paid annuity upon termination of the Plan provided it would otherwise qualify for such status.

411334                               Page 19                            (1/2012)

                            CERTIFICATE ACCOUNT LOANS

If permitted by the Plan and if allowed by Us, You may take loans from Your Certificate Account in accordance with the terms and conditions set forth in the Plan and as described in this section. Any Certificate Account loan is subject to the requirements of Section 72(p) of the Code and applicable regulations in addition to any terms and conditions that the Plan may impose.

We must receive satisfactory confirmation from a Plan representative that loans are permitted. To the extent that the Plan has its own loan policies or procedures, the Contract Holder is responsible for determining the non-taxable loan amounts, and We are authorized to follow the instructions of the Plan administrator or such other representative designated by the Contract Holder.

If You elect any guaranteed living benefit Certificate rider or death benefit Certificate rider available under the contract, loans may not be permitted while the Certificate rider is in effect.

The following terms and conditions will also apply:

      a.    All loans shall be evidenced by a written loan agreement.

      b. No actual distributions to repay loans shall be made which would be in violation of Section 403(b)(7) or 403(b)(11) of the Code.

      c. We reserve the right to specify a minimum loan amount, even if the Plan has not established a minimum.

      d. Only one outstanding Certificate Account loan is allowed at any given time.

      e. The maximum amount of a Certificate Account loan cannot exceed the surrender value of the Certificate Account and shall not exceed the least of:

            i.    the maximum amount permitted by the Plan, if applicable;

            ii.   fifty percent (50%) of Your Certificate Account Value;

            iii. $50,000 minus the highest outstanding balance of loans for You from any plans the Contract Holder sponsors during the year prior to the loan effective date, or

            iv. Your Certificate Account Value minus the value of any Special DCA Fixed Accounts (SDCAs).

      f. On the Annuitization Start Date, any Certificate Account loan shall become immediately due and payable in full and, if not repaid, the Loan Balance will be treated as a partial surrender and will be reported as taxable to You.

      g.    An active loan may be prepaid in whole at any time.

      h. If the Certificate Account is surrendered while a loan is outstanding, the Certificate Account's surrender value will be reduced by the Loan Balance.

      i. Unless the Certificate Account is continued as provided by the Spouse's Option to Maintain Certificate Account provision, the death benefit will be reduced by any Loan Balance.

      j. While You have an outstanding Certificate Account loan, the following transactions may not be permitted: i. exchanges from the Certificate Account, ii. plan to plan transfers, and iii. additional loans.

      k. Loans may also be subject to additional limitations or restrictions under the terms of the Plan.

      l. Loans permitted under the contract and described in this Certificate may still be taxable in whole or in part if You have additional loans from other plans or contracts. We will calculate the maximum nontaxable loan based solely on the information provided to Us by You or the Contract Holder, in writing.

LOAN ACCOUNT

Loans shall be secured, to the extent necessary to adequately collateralize the loan, by Your vested interest in the Certificate Account. The Certificate Account will be the sole security for the loan. At the time a loan is taken, the loan amount is subtracted pro rata from all accounts in which You are invested, but not SDCAs, and transferred to a Loan Account.

The Loan Account will earn interest daily. The current crediting rate will never be less than the Fixed Account Minimum Interest Rate shown under Certificate Data.

LOAN BALANCE

At any point in time, the Loan Balance will be the principal amount owed plus unpaid accrued interest charges. Loans will be made at an interest rate determined by Us at the time the loan is taken and will be fixed for the life of the loan. The maximum interest rate for loans will not exceed 8%.

All current loan interest rates We quote are effective annual interest rates - this refers to the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue at Our current interest rate for loan accounts on the date the loan is taken. Upon receipt of proper notice and to the extent required by law, loan rates and terms will conform to requirements for loans to Participants who are eligible qualified military personnel.

411334                               Page 20                            (1/2012)

LOAN PAYMENTS

Loans must be repaid in substantially equal payments, not less frequently than quarterly unless paid in full. Loans must be repaid within a maximum of 5 years. If permitted by Us and the Plan, loans used to construct or purchase Your principal residence may be extended for longer periods, but not to exceed 30 years. Loan payments are not purchase payments, and contract provisions described in this Certificate that are related to purchase payments do not apply to loan payments. Loan payments will consist of principal and accrued interest charges and will be applied first to interest charges. The payment amounts are set forth at the time the loan is taken. Any excess payment reduces the Loan Balance and shortens the length of the loan. It does not change future payment amounts.

On the date of each loan payment:

1.    the Loan Balance is reduced by the amount of the loan payment, and

2. a transfer is made from the Loan Account to all accounts in which You are investing according to existing purchase payment allocations, but not any SDCA. The amount to be transferred is determined by subtracting the Loan Balance after the loan payment from the Loan Account prior to the loan payment (but not less than zero).

MILITARY SERVICE

If We are notified in advance, loan payments can be delayed during time of service. Interest charges on the Loan Balance will continue to accrue. Payments continue after service ends, and the maturity date of the loan is extended. Payment amounts may be recalculated.

LEAVE OF ABSENCE

If We are notified in advance, loan payments can be delayed during qualified leaves. Interest charges on the Loan Balance will continue to accrue. Payments continue after the leave ends, however, the maturity date of the loan does not change. Payment amounts may be recalculated.

LOAN DEFAULTS

Unless a different grace period is provided for in the Plan, a grace period of at least thirty (30) days will be available for loan payments under the terms of the loan agreement. If a loan payment is not made by the end of the applicable grace period, the Loan Balance will be in default.

If You are eligible for distributions from the Certificate Account, the loan is canceled. The Loan Balance will be treated as a partial surrender to pay off the loan. The partial surrender will first be deducted from the Loan Account followed by any remainder deducted pro rata from all accounts in which You are invested. The partial surrender will be reported as taxable to You.

If You are not eligible for distributions from the Certificate Account, the loan is considered a deemed distribution at that time in order to secure the loan to the extent necessary to adequately collateralize the loan. The difference between the Loan Balance and the Loan Account is transferred pro rata from all accounts in which You are invested, but not any SDCA, to the Loan Account. Transfers will be made from SDCA accounts if insufficient amounts are available from other accounts in which You are invested. Additional interest on the Loan Account will continue to accrue and will be credited only if You repay the loan. The Loan Balance will be reported as taxable to You. Additional interest owed on the Loan Balance will continue to accrue for repayment purposes only. The Loan Account and Loan Balance remain in the Certificate Account until one of the following occurs.

1. The Loan Balance, as of the date the loan was deemed distributed, is treated as a partial surrender of the Certificate Account in these circumstances:

      a. You are eligible for distributions from the Certificate Account. This will occur automatically if Your eligibility is based on Your age.

      b.    on the Annuitization Start Date,

      c.    a full surrender of the Certificate Account,

      d.    a "Rollover" into another Eligible Retirement Plan, or

      e.    upon Your death.

      The Loan Account and Loan Balance will be zero.

      2. You repay the full amount of the Loan Balance. On the date of repayment, the Loan Account, plus credited interest on the Loan Account since the date the loan was deemed, is then transferred to all accounts in which You are investing according to existing purchase payment allocations, but not any SDCA. After such repayment, the Loan Account and Loan Balance will be zero.

      If We agree, Loan Balance repayments may be made for less than the full amount.

You may not take another Certificate Account loan until the Loan Balance is repaid or deducted from Your Certificate Account Value.

411334                               Page 21                            (1/2012)

                               ANNUITY PROVISIONS

ANNUITY PAYMENT

The Annuitization Start Date is the date shown under Certificate Data. It can be changed by You as provided below. On the Annuitization Start Date, the amount applied to an annuity payment plan will be the Certificate Account Value after any Certificate rider charges are deducted.

The first payment will be made as provided by the selected plan. Before the first payment is sent, We will require satisfactory proof of the Annuitant's age and that the Annuitant is alive. We may also require that You exchange this Certificate for a supplemental contract which provides the annuity payments.

CHANGE OF ANNUITIZATION START DATE

You may change the Annuitization Start Date shown under Certificate Data by Written Request or other method agreed to by Us. If You select a new date, it must be at least 30 Days after We receive Your request.

The Annuitization Start Date must be on or before the latest of:

      1.    Your 95th birthday, or

      2.    the 10th Certificate Anniversary, or

      3.    such other date as agreed upon by Us.

ANNUITY PAYMENT PLANS

Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by Us.

PLAN A -- LIFE INCOME NON-REFUND. This provides monthly annuity payments during the lifetime of the Annuitant. No payments will be made after the Annuitant dies.

PLAN B -- LIFE INCOME WITH GUARANTEED PERIOD. This provides monthly annuity payments during the lifetime of the Annuitant with a guarantee by Us that payments will be made for at least a period certain of five, 10 or 15 years whether or not the Annuitant is living. You must select a guaranteed period, and the minimum period certain is five years.

PLAN C -- LIFE INCOME WITH INSTALLMENT REFUND. This provides monthly annuity payments during the lifetime of the Annuitant with a guarantee by Us that payments will be made at least for a certain number of months whether or not the Annuitant is living. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

PLAN D -- JOINT AND SURVIVOR LIFE INCOME NON-REFUND. This provides monthly annuity payments during the lifetime of the Annuitant and Joint Annuitant. When either the Annuitant or the Joint Annuitant dies We will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the Annuitant and Joint Annuitant.

PLAN E -- TERM CERTAIN INSTALLMENT. This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

PLAN SELECTION

You may select the plan by Written Request, or other method agreed to by Us, at least 30 Days before the Annuitization Start Date. If We have not received a Written Request to select a plan, the first annuity payment will be made 30 Days after the Annuitization Start Date according to Plan B with monthly payments guaranteed for ten years.

After the Annuitization Start Date, You cannot change to a different plan.

If the amount to be applied to a plan is less than $2,000 or would not provide an initial monthly payment of at least $20, We have the right to change the frequency of the payment or to make a lump sum payment of the amount that would have been applied to a plan.

ALLOCATION OF CERTIFICATE ACCOUNT VALUES TO PROVIDE FIXED AND VARIABLE PAYMENTS

On the Annuitization Start Date, You use the value described under the Annuity Payment provision above, to provide Fixed Annuity and/or Variable Annuity payments.

Unless We agree otherwise, You may use a maximum of ten variable subaccounts at any one time. The Special DCA Fixed Account is not available on and after the Annuitization Start Date.

FIXED ANNUITY PAYMENTS

A Fixed Annuity is an annuity with payments which:

1.    are guaranteed as to dollar amount; and

2. do not vary in amount based on the investment performance of the variable subaccounts.

When annuity payments begin, amounts You allocate to provide fixed dollar payments will be applied to the applicable Annuity Payout Rates Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B under the Tables of Annuity Payout Rates section.

411334                               Page 22                            (1/2012)

VARIABLE ANNUITY PAYMENTS

A Variable Annuity is an annuity with payments which:

1.    are not predetermined or guaranteed as to dollar amount; and

2. vary in amount based on the investment performance of the variable subaccounts.

DETERMINATION OF THE FIRST VARIABLE ANNUITY PAYMENT

When annuity payments begin, the amounts You allocate to provide Variable Annuity payments will be applied to the applicable Annuity Payout Rates Table. This will be done:

1.    on the Annuitization Start Date; and

2. in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Annuity Payout Rates section.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of Variable Annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the value of an Annuity Unit as of the Valuation Date on or next preceding the seventh Day before the Annuitization Start Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first payment. This number of Annuity Units remains fixed during the annuity payment period unless exchanged for units of any of the other variable subaccounts as provided below.

2. The fixed number of Annuity Units is multiplied by the Annuity Unit value as of the Valuation Date on or next preceding the seventh Day before the date the payment is due. The result establishes the dollar amount of the payment.

In order for the dollar amount of variable annuity payments not to decrease, the assets of the variable account must have a 5% annualized investment return.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

EXCHANGE OF ANNUITY UNITS

After the Annuitization Start Date, Annuity Units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once in any Certificate year. Unless We agree otherwise You may use a maximum of ten variable subaccounts at any one time. No exchanges may be made to or from any Fixed Annuity after the Annuitization Start Date.

411334                               Page 23                            (1/2012)

                         TABLES OF ANNUITY PAYOUT RATES

Table A below shows the amount of the first monthly Variable Annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on Our fixed dollar Table of Annuity Payout Rates in effect on the Annuitization Start Date.

Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the Attained Age of the Annuitant on the Annuitization Start Date. The amount of such annuity payments under Plan D will depend upon the Attained Age of the Annuitant and the Joint Annuitant on the Annuitization Start Date.

            TABLE A - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY
                           PAYMENT PER $1,000 APPLIED

                        PLAN A                   PLAN B                    PLAN C         PLAN D
                     -----------  ------------------------------------  -----------  ----------------
Age at                                     Life Income with                          Joint & Survivor
Annui-    Beginning  Life Income  Five Years  Ten Years  Fifteen Years  Installment     Non-Refund
tization   in Year   Non-Refund     Certain    Certain      Certain       Refund         Same Age
--------  ---------  -----------  ----------  ---------  -------------  -----------  ----------------
Age 65       2015        5.84         5.82       5.76         5.65          5.66           5.20
             2020        5.77         5.75       5.70         5.60          5.61           5.16
             2025        5.71         5.69       5.64         5.55          5.55           5.12
             2030        5.65         5.63       5.59         5.51          5.51           5.09
             2035        5.59         5.58       5.54         5.47          5.46           5.05
             2040        5.54         5.52       5.49         5.42          5.42           5.03
Age 75       2015        7.56         7.45       7.14         6.68          6.97           6.31
             2020        7.41         7.32       7.04         6.62          6.87           6.23
             2025        7.28         7.19       6.94         6.56          6.78           6.15
             2030        7.16         7.08       6.85         6.50          6.69           6.07
             2035        7.04         6.97       6.76         6.45          6.61           6.00
             2040        6.93         6.87       6.68         6.39          6.53           5.94
Age 85       2015       11.39        10.65       9.06         7.58          9.45           8.83
             2020       11.07        10.41       8.96         7.56          9.28           8.64
             2025       10.77        10.19       8.87         7.53          9.11           8.46
             2030       10.50         9.98       8.77         7.51          8.95           8.29
             2035       10.24         9.78       8.67         7.48          8.80           8.14
             2040       10.01         9.59       8.58         7.46          8.67           8.00
Age 95       2015       19.49        15.13      10.34         7.82         14.05          14.34
             2020       18.97        14.97      10.33         7.82         13.87          14.03
             2025       18.48        14.82      10.32         7.81         13.69          13.75
             2030       18.03        14.67      10.31         7.81         13.52          13.50
             2035       17.61        14.53      10.30         7.81         13.37          13.26
             2040       17.22        14.39      10.29         7.81         13.23          13.05
Age 100      2015       27.60        17.28      10.49         7.82         18.14          19.97
             2020       27.41        17.26      10.49         7.82         18.10          19.87
             2025       27.22        17.25      10.49         7.82         18.06          19.77
             2030       27.04        17.24      10.49         7.82         18.02          19.68
             2035       26.86        17.22      10.49         7.82         17.98          19.59
             2040       26.69        17.21      10.49         7.82         17.94          19.50

Table A above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G and a 5% assumed investment return. Annuity Payment rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by Us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

            PLAN E - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY
                           PAYMENT PER $1,000 APPLIED

YEARS PAYABLE  MONTHLY PAYMENT  YEARS PAYABLE  MONTHLY PAYMENT  YEARS PAYABLE  MONTHLY PAYMENT
-------------  ---------------  -------------  ---------------  -------------  ---------------
    10              10.51             17             7.20             24             5.88
    11               9.77             18             6.94             25             5.76
    12               9.16             19             6.71             26             5.65
    13               8.64             20             6.51             27             5.54
    14               8.20             21             6.33             28             5.45
    15               7.82             22             6.17             29             5.36
    16               7.49             23             6.02             30             5.28

411334                               Page 24                            (1/2012)

Fixed Dollar annuity payments will not be less than those shown in Table B. In addition, the amount of such payments will not be less than that which would be provided if a single payment immediate annuity contract then offered by Us to Annuitants in the same class were to be purchased with the surrender value of the Certificate Account.

          TABLE B - DOLLAR AMOUNTS OF EACH MONTHLY FIXED DOLLAR ANNUITY
                           PAYMENT PER $1,000 APPLIED

                        PLAN A                   PLAN B                    PLAN C      PLAN D
                     -----------  ------------------------------------  -----------  ----------
Age at    Beginning                        Life Income with             Life Income   Joint &
Annuiti-     in      Life Income  Five Years  Ten Years  Fifteen Years  Installment   Survivor
zation      Year     Non-Refund     Certain    Certain      Certain       Refund     Non-Refund
--------  ---------  -----------  ----------  ---------  -------------  -----------  ----------
Age 65       2015       3.59         3.58        3.55         3.49          3.16        3.03
             2020       3.53         3.52        3.49         3.43          3.13        2.98
             2025       3.47         3.46        3.43         3.38          3.09        2.94
             2030       3.41         3.40        3.38         3.33          3.05        2.91
             2035       3.35         3.35        3.33         3.28          3.02        2.88
             2040       3.30         3.30        3.28         3.24          2.99        2.85

Age 75       2015       5.30         5.24        5.03         4.66          4.19        4.22
             2020       5.16         5.11        4.92         4.60          4.13        4.14
             2025       5.04         4.99        4.83         4.53          4.07        4.06
             2030       4.92         4.88        4.73         4.46          4.01        3.99
             2035       4.82         4.78        4.65         4.40          3.96        3.92
             2040       4.71         4.68        4.56         4.34          3.91        3.86

Age 85       2015       9.02         8.48        7.14         5.71          6.02        6.76
             2020       8.72         8.25        7.04         5.68          5.92        6.57
             2025       8.44         8.03        6.93         5.66          5.83        6.40
             2030       8.19         7.83        6.83         5.63          5.74        6.24
             2035       7.95         7.63        6.73         5.60          5.66        6.10
             2040       7.73         7.45        6.63         5.57          5.59        5.97

Age 95       2015      17.02         13.23       8.56         5.97          9.50        12.25
             2020      16.52         13.07       8.55         5.97          9.41        11.96
             2025      16.06         12.91       8.54         5.97          9.33        11.70
             2030      15.64         12.76       8.53         5.97          9.26        11.46
             2035      15.25         12.62       8.52         5.97          9.19        11.24
             2040      14.89         12.48       8.51         5.97          9.11        11.04

Age 100      2015      25.09         15.53       8.73         5.98         12.56        17.86
             2020      24.91         15.51       8.73         5.98         12.54        17.77
             2025      24.74         15.50       8.73         5.98         12.52        17.68
             2030      24.57         15.48       8.73         5.98         12.50        17.59
             2035      24.40         15.47       8.73         5.98         12.48        17.50
             2040      24.24         15.46       8.73         5.98         12.46        17.42

Table B above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G at 1.0% annual effective interest rate. Annuity Payment rates for any year, age, or any combination of year and age not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by Us upon request. Amounts shown in the Table below are based on a 1.0% annual effective interest rate.

           PLAN E - DOLLAR AMOUNT OF EACH MONTHLY FIXED DOLLAR ANNUITY
                           PAYMENT PER $1,000 APPLIED

YEARS PAYABLE  MONTHLY PAYMENT  YEARS PAYABLE  MONTHLY PAYMENT  YEARS PAYABLE  MONTHLY PAYMENT
-------------  ---------------  -------------  ---------------  -------------  ---------------
     10               8.75           17              5.33              24             3.90
     11               7.99           18              5.05              25             3.76
     12               7.36           19              4.81              26             3.64
     13               6.83           20              4.59              27             3.52
     14               6.37           21              4.40              28             3.41
     15               5.98           22              4.22              29             3.31
     16               5.63           23              4.05              30             3.21

411334                               Page 25                            (1/2012)

                       GROUP DEFERRED ANNUITY CERTIFICATE

RIVERSOURCE LIFE                                                          [LOGO]
INSURANCE COMPANY
Offices:
70100 Ameriprise Financial Center
Minneapolis, MN 55474

-     You are a Participant in an Employer Plan

-     Group Deferred Annuity

-     Individual Allocation

-     Variable Accumulation Values

-     Optional Fixed Dollar or Variable Annuity Payments

-     Nonparticipating

-     Dividends Are Not Payable

                                CERTIFICATE DATA

                   Group Deferred 403(b) Annuity Certificate:
                    RIVERSOURCE(R) RETIREMENT GROUP ANNUITY I

Certificate Number:       99XX-SAMPLE Certificate Date:         January 23, 2012

Participant/Annuitant:    John Doe    Annuitization Start Date: November 1, 2069

Age at Certificate Issue: 35

Group Contract Owner:     ABC School  Group Contract Number:    9920-SAMPLE

Application Signed State/Certificate Delivery State:  state

Initial Purchase Payment:    $50.00  Contract Type: Contributory Qualified Plan
                                                      (Tax Sheltered Annuity)
Scheduled Purchase Payment:
           Annual Amount:    $1200

Maximum Purchase Payments Permitted:
  1st Certificate Year and Total*:
    -   Under age 86:                       $1,000,000
    -   Age 86 or older and under age 91:   $100,000
    -   Age 91 or older:                    $0

  Each Certificate Year thereafter:
    -   Under age 86:                       $100,000
    -   Age 86 or older and under age 91:   $50,000
    -   Age 91 or older:                    $0

* The 1st Certificate year and Total amount applies to all deferred annuity contracts and/or Certificates We have issued to You.

Minimum Additional Purchase Payment:             $50

Minimum Purchase Payment or Transfer Amount
          to any Guarantee Period Account:       $1,000

Upon issuance of this Certificate, Your purchase payments have been scheduled to be paid and applied to the Fixed Account, Guarantee Period Accounts and variable subaccounts investing in funds as shown below. You may change the amount, frequency and allocations as described in this Certificate. Refer to the Purchase Payments provision.

                                                              Payment
                                                             Allocation
Allocation                                                   Percentage
----------                                                   ----------
6-month Special DCA Fixed Account                            100%
12-month Special DCA Fixed Account
1 Year Guarantee Period Account
2 Year Guarantee Period Account
3 Year Guarantee Period Account
4 Year Guarantee Period Account
5 Year Guarantee Period Account
6 Year Guarantee Period Account
7 Year Guarantee Period Account
8 Year Guarantee Period Account
9 Year Guarantee Period Account
10 Year Guarantee Period Account
AllianceBernstein VPS Lg Cap Gr Por Cl B
American Century VP Value Class II
Columbia VP Balanced Fund Cl 3
Columbia VP Cash Management Fund Cl 2
Columbia VP Div Equity Income Fd Cl 2
Columbia VP Diversified Bond Fund Class 2
Columbia VP Dynamic Equity Fund Class 2
Columbia VP Emerging Mkts Opport Fd Cl 2
Columbia VP Global Bond Fund Class 2
Columbia VP Global Infl Prot Sec Fd Cl 2
Columbia VP High Income Fd Cl 2
Columbia VP High Yield Bond Fund Cl 2
Columbia VP Income Opportunities Fd Cl 2
Columbia VP Intl Opportunity Fund Cl 2
Columbia VP Large Cap Growth Fund Cl 2
Columbia VP Limited Dur Credit Fd Cl 2
Columbia VP Marsico Intl Opp Cl 2
Columbia VP Mid Cap Grwth Opport Fd Cl 2
Columbia VP Mid Cap Val Opport Fd Cl 2
Columbia VP S&P 500 Index Fund Cl 3
Columbia VP Select Lg Cap Value Fd Cl 2
Columbia VP Select Sm Cap Value Fd Cl 2
Columbia VP Short Dur US Govt Fund Cl 2

411334-DPTSA1                       Page 3.0                          A(01/2012)

Certificate Number:       99XX-SAMPLE Certificate Date:         January 23, 2012

                                                              Payment
                                                             Allocation
Allocation                                                   Percentage
----------                                                   ----------
Columbia VP Strategic Income Fund Cl 2
Fidelity VIP Contrafund Port Serv Cl 2
Fidelity VIP Mid Cap Port Service Cl 2
FTVIPT Franklin Sm Cap Val Sec Fd Cl 2
FTVIPT Mutual Shares Sec Fd Cl 2
Janus Aspen Srs Janus Port Svc Shs
MFS Utilities Series Service Class
Morgan Stanley UIF Mid Cap Gr Port Cl II
Neuberger Berman Adv Mgt Tr Soc Res Cl S
Oppenheimer Glbl Sec Fund/VA Srv Shs
Oppenheimer MainSt Sm&Md Cap Fund/VA SvsSh
PIMCO VIT All Asset Port Advisor Shs Cl
VP - Aggressive Portfolio Class 2
VP - Conservative Portfolio Class 2
VP - Moderate Portfolio Class 2
VP - Moderately Aggressive Port Cl 2
VP - Moderately Conservative Port Cl 2
VP AllianceBernstein Intl Val Fd Cl 2
VP American Century Div Bond Fd Cl 2
VP American Century Growth Fd Cl 2
VP Columbia Wanger Intl Equities Fd Cl 2
VP Columbia Wanger U.S. Equities Fd Cl 2
VP Davis New York Venture Fund Cl 2
VP Eaton Vance Floating-Rate Inc Fd Cl 2
VP Goldman Sachs Mid Cap Val Fd Cl 2
VP Invesco Intl Growth Fund Cl 2
VP J.P. Morgan Core Bond Fd Cl 2
VP Jennison Mid Cap Growth Fd Cl 2
VP Marsico Growth Fund Cl 2
VP MFS Value Fund Class 2
VP Morgan Stanley Glbl Real Est Fd Cl 2
VP NFJ Dividend Value Fd Cl 2
VP Nuveen Winslow Lg Cap Growth Fd Cl 2
VP Partners Small Cap Growth Fd Cl 2
VP Partners Small Cap Value Fd Cl 2
VP PIMCO Mort-Backed Sec Fd Cl 2
VP Pyramis Intl Equity Fund Cl 2
VP Wells Fargo Short Dur Govt Fd Cl 2
WF Advantage VT Opportunity Fd Cl 2
WF Advantage VT Small Cap Growth Fd Cl 2

Fixed Account Minimum Interest Rate: 1.00%

      Any purchase payments allocated to the 6-Month Special DCA fixed account on the Certificate Date will earn interest at the annual effective rate of 3.5%. New rates may be declared from time to time.

      Any purchase payments allocated to the 12-Month Special DCA fixed account on the Certificate Date will earn interest at the annual effective rate of 3.5%. New rates may be declared from time to time.

MVA Risk Factor:         0.001

      See Guarantee Period Accounts endorsement, MVA formula.

ROPP Benefit Age:        79

      See Payments to Beneficiaries provision.

Annual Mortality and Expense Risk Fee: 0.60% of the daily net asset value

Annual Variable Account Administrative Charge:
                        0.00% of the daily net asset value

Certificate Administrative Charge:

      Initial Annual Charge                                                  $0

            We reserve the right to adjust this charge after the first Certificate Anniversary, but the charge will never exceed $50.

      Initial Annual Charge if contract value equals or exceeds $50,000      $0

            We reserve the right to charge up to $20 after the first Certificate Anniversary.

411334-DPTSA1                       Page 3.1                          A(01/2012)